EXHIBIT 99.1

EQUITY INNS ANNOUNCES AGREEMENT WITH GLOBAL HYATT
-Commits to Convert 18 AmeriSuites to Hyatt Place Hotels-

GERMANTOWN, Tenn., October 3, 2006 - Equity Inns, Inc. (NYSE: ENN), the third largest hotel real estate investment trust (REIT), today announced that the Company has filed a Form 8-K with the Securities Exchange Commission (SEC) in connection with agreement with Global Hyatt Corporation regarding the terms under which ENN will convert its 18 AmeriSuites to Hyatt Place hotels. Conversion of all hotels is expected to be completed by the end of 2007.

The agreement allows Equity Inns to continue to receive a minimum return guarantee under its existing agreements, with the guarantee expiring for nine of the hotels on December 31, 2007 and nine on June 30, 2008, as per the original management agreements, which were acquired by Hyatt through its purchase of the AmeriSuites system in January, 2005.

Following full conversion, Hyatt will continue to manage the hotels under a 10-year management agreement coupled with a 20-year Hyatt Place franchise agreement. In return for the Company converting the 18 hotels, Hyatt has agreed to subordinate its franchise and management fees for a defined period or until such time that Equity Inns receives a preferred return on its total hotel investment, including the anticipated conversion costs.

Howard Silver, President and Chief Executive Officer commented, “We are excited about entering our new partnership with Global Hyatt Corporation. The chance to add Hyatt Place as one of our core brands provides Equity Inns with three of the leading brand families in our segments of the industry. Along with our Hilton and Marriott brands, Hyatt should be able to command a premium pricing rate over other industry segment peers. We believe the investment we are making in converting the AmeriSuites brand to Hyatt Place positions Equity Inns to own one of the strongest new hotel brands in this segment.”

“Equity Inns is one of the premiere real estate investment trusts in this segment and their confidence in Hyatt Place validates our strategy and position as one of the leading brands,” said Jim Abrahamson, Senior Vice President for Hyatt Corporation, “The interest in Hyatt Place has been tremendous, and we are well on our way to converting over 120 hotels to Hyatt Place by the end of 2007 as well as signing on an additional 30 new build Hyatt Place projects this year.”

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws and involve risks and uncertainties. The words “may,” “plan,” “project,” “anticipate,” “believe,” “estimate,” “forecast, “expect,” “intend,” “will,” and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2006. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our 2005 Annual Report on Form 10-K filed on March 15, 2006, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels, currently owns 125 hotels with 14,924 rooms located in 35 states. For more information about Equity Inns, visit the Company’s Web site at www.equityinns.com.

About Global Hyatt Corporation

There are 217 Hyatt branded hotels and resorts (over 90,000 rooms) in 44 countries around the world, operating under the Hyatt, Hyatt Regency, Grand Hyatt and Park Hyatt brands. Currently, there are an additional 32 Hyatt hotels and resorts under development, including 11 new hotels in China. Hyatt Corporation (domestic U.S., Canada and Caribbean hotels) and Hyatt International Corporation (international properties) are subsidiaries of Chicago-based Global Hyatt Corporation. Global Hyatt Corporation is also the owner of Hyatt Vacation Ownership, Inc. operators of the Hyatt Vacation Club (timeshare and fractional residential product), Hyatt Equities, L.L.C. (hotel ownership), Select Hotel Group L.L.C. (which owns, operates and franchises AmeriSuites hotels, Hyatt Place and Hyatt Summerfield Suites hotels) and U.S. Franchise Systems, Inc. (which franchises Hawthorn Suites, and Microtel Inns and Suites).

From the U.S. and Canada, reservations for any Hyatt hotel worldwide may be obtained by calling 1-800-233-1234 or logging onto www.hyatt.com. For Hyatt Place reservations and information, call 1-888-HYATT-HP or visit hyatt-place.com.

CONTACT:	Equity Inns, Inc.
Howard Silver/Mitch Collins, 901/754-7774
Or
Integrated Corporate Relations, Inc.
Brad Cohen, 203/682-8211